EXHIBIT 10.10

                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") by and between Callon Petroleum Company, a Delaware corporation ("Company"), and John S. Callon ("Consultant") is made this 19th day of June, 1996 and is effective as of the day John S. Callon ceases to be Chief Executive Officer of the Company ("Effective Date").

                                    RECITALS

        WHEREAS, Consultant desires to retire as the Chief Executive Officer of the Company; and

        WHEREAS, the Company desires to retain Consultant, upon the terms and conditions provided herein, so that the Company may continue to benefit from the expertise and contacts in the oil and gas industry developed by Consultant over the past 46 years; and

        WHEREAS, Consultant desires to be so retained.

                             STATEMENT OF AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below, the parties agree as follows:

        1.  SCOPE OF SERVICES

        Consultant shall, at the Company's election and request, provide consultation to the Company from time to time on any matters pertaining to corporate or financial strategy, investor relations, including relations with institutional investors, and public/private financing opportunities; provided, however, that Consultant shall not be obligated to perform such services for more than 20 hours per month, 10 months per year. The Company shall give reasonable advance notice of any request to provide consultant services hereunder.

        Subject to Section 6, during the term of this Agreement, Consultant may engage in other activities which require similar services provided that Consultant shall not engage in activities which require such substantial services on the part of Consultant that he is unable to perform the duties assigned to him by the Company hereunder. Consultant may maintain or make investments or engage in other business or enterprises, provided such investments, businesses or enterprises do not require services on the part of Consultant which would materially impair the performance of his duties under this Agreement.

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        2.  TERM OF AGREEMENT

        This Agreement shall commence on the Effective Date and shall continue in full force and effect through December 31, 2001 ("Expiration Date"); provided, however, that unless Consultant has delivered notice of termination to the Company prior to the Expiration Date, the Expiration Date shall automatically be extended to the end of succeeding five year periods subject to cancellation by Consultant upon not less than thirty (30) days written notice to the Company prior to December 31 of any fifth year.

        3.  COMPENSATION OF CONSULTANT

        As compensation for the services provided hereunder, commencing on the Effective Date Consultant shall be paid a fee ("Consultation Fee") of not less than one hundred ninety thousand dollars ($190,000.00) per year increased annually (pro rated for partial years) based upon the change in the Consumer Price Index published by the Department of Labor, Bureau of Labor Statistics (provided, however, if the Consumer Price Index for any year exceeds 4%, the increase shall be 4% plus one-half of the excess of the Consumer Price Index over 4%, which amount is herein referred to as the "Inflation Factor"), for each year of this Agreement, payable in substantially equal semi-monthly installments during the term hereof. It is understood that the Company will review annually and may, in the discretion of its Board, increase the Consultation Fee, in which case the amount of such increased compensation shall thereafter be deemed to be the amount of the Consultation Fee.

        All compensation paid hereunder shall be subject to such payroll and withholding deductions as are required by the laws of any federal, state or local jurisdiction with taxing authority with respect to such compensation.

        4.     OTHER BENEFITS

        (a) The Company shall maintain in full force and effect, and Consultant and his spouse shall be entitled to participate in, the Company's major medical benefit plan. In addition, Consultant shall be entitled to receive, as disability insurance protection, the disability coverage provided to full-time executives of the Company. In the event the participation of Consultant or Consultant's spouse in any such plan or program is barred, the Company shall arrange to provide Consultant and Consultant's spouse with benefits substantially similar to those which they would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred.

        (b) The Company shall reimburse Consultant for reasonable expenses incurred in connection with the performance of services hereunder. The Company shall reimburse Consultant for expenses incurred for travel, lodging, food, tolls and parking in connection with the performance of Consultant's duties hereunder. If

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                Consultant travels by private plane, the Company shall reimburse
                Consultant an amount equal to the coach or equivalent class ticket applicable to such travel. Consultant shall provide to the Company receipts or other appropriate documentation substantiating the expenses to be reimbursed under this provision. Reimbursement shall be made within fifteen (l5) days of the Company's receipt of the required information. Notwithstanding the foregoing, in the event that Consultant is required to travel outside the state of Mississippi (so long as Consultant resides in Mississippi) in the course of his duties hereunder, the Company shall advance a reasonable travel allowance to Consultant.


        (d) As an inducement to Consultant's agreement to provide the services set forth hereunder, the Company shall issue to Consultant 25,000 shares of common stock of the Company, $0.01 par value per share, 20% of which shall vest on each of the first five anniversaries of the Effective Date of this Agreement, as contemplated by the Restricted Stock Agreement attached as Exhibit A.

        (e) The benefits and covenants described in subsections (a) and (c) are referred to herein as the Benefits.

        5.  AUTHORITY AND CAPACITY

        Consultant shall at all times be an independent contractor, and nothing in this Agreement shall be construed to constitute Consultant as an employee, agent, joint venturer or partner of the Company.

        6.  INFORMATION, MATERIALS AND INVENTIONS

        Consultant shall hold in strict confidence and not disclose to others or use, either before or after termination of this Agreement, confidential information, whether technical, scientific or business, concerning the Company's business activities and interests with which Consultant becomes familiar in contacts with the Company. Similarly, Consultant shall not disclose to others without the Company's prior written consent the results or specific nature of Consultant's work with the Company.

        7.  OTHER OBLIGATIONS AND AGREEMENTS

        This Agreement shall not affect any of the following agreements between the Consultant and the Company: the Stockholders Agreement, dated September 16, 1994 among the Company, the Consultant, other members of the Consultant's family, and NOCO Enterprises, L.P.; the Contingent Share Agreement, dated September 16, 1994 among the Company, Consultant, other members of Consultant's family; the Registration Rights Agreement, dated September 16, 1996 between the Company and Consultant and certain other owners of common stock of the Company; any stock option or other award granted to Consultant under the Company's stock incentive plans;

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any amounts contributed by or for the account of Consultant in the Company's
401(k) Plan.. This Agreement replaces any other agreements between Consultant and the Company made before the execution of this Agreement.

        8.  COMPLIANCE WITH LAWS

        Consultant agrees that, in the performance of services hereunder, he shall comply with all laws, rules and regulations of any governmental authority applicable in connection therewith.

        9.  TERMINATION

        (a) All obligations of the Company and Consultant hereunder, except for the Company's obligations pursuant to Paragraph 9(b) below, shall terminate (i) upon the earlier to occur of (a) the death or disability of Consultant or (b) a Change in Control of the Company, unless otherwise agreed to by the Company and Consultant; or (ii) on or after the fifth anniversary of the Effective Date, at the option of the Company acting through its Board of Directors. A "Change in Control" shall have occurred only if: (i) any person or group of persons acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) shall have become the beneficial owner of a majority of the outstanding common stock of the Company; (ii) the stockholders of the Company shall cause a change in a majority of the members of the Board within a twelve-month period, provided, however, that the election of a newly-elected director shall not be deemed to be a change in the membership of the Board if the nomination for election by the Company's stockholders of such new director was approved by either the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period or by "NOCO" or the "Callon Family" under the terms of, and as defined in, the Stockholders' Agreement, dated September 16, 1994, between the Company, NOCO and the Callon Family; (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company in any manner (including, but not limited to, by means of sale, merger, reorganization or liquidation); or (iv) Fred L. Callon shall no longer serve as a Director of the Company.

        (b) In the event this Agreement is terminated pursuant to Paragraph 9(a) or upon breach by the Company, Consultant and, if Consultant predeceases his wife, Consultant's wife, shall be entitled to receive a Termination Payment which shall be payable during the Termination Period. The Termination Payment shall equal the Consultation Fee in effect on the date of termination, increased annually by the Inflation Factor, which shall be paid annually, in substantially equal semi-monthly installments; provided, however, that in lieu of semi-monthly payment of the Termination Payment, Consultant or Consultant's wife, as the case may be, may elect to receive, and, subject to approval of the Board of Directors, the Company shall pay, $1.5 million, increased annually from the date hereof by the Inflation

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                Factor, in one lump sum payment; provided further, that in the event this Agreement is terminated at the option of the Company after the fifth anniversary of the Effective Date, the Company may elect to pay $1.5 million, increased annually from the date hereof by the Inflation Factor, in one lump sum payment in lieu of semi-monthly payment of the Termination Payment. In addition to the Termination Payment, the Company shall maintain in full force and effect, and Consultant and Consultant's spouse shall be entitled to the Benefits. "Termination Period" means the period of time from the date of termination of this Agreement to the later of the death of Consultant and the death of Consultant's spouse.

        (c) If this Agreement shall terminate because of the Company's breach, then, in addition to the Termination Payment and Benefits to which Consultant and his spouse are entitled, the Company shall pay as liquidated damages and not as a penalty, the sum of $1.5 million, increased annually from the date hereof by the Inflation Factor, which is intended to compensate Consultant for all other damages to which Consultant or Consultant's spouse, as applicable, may suffer as a result of such breach, including damages for any and all loss of benefits to Consultant and his spouse under the Benefits, which Consultant would have received if the Company had not breached this Agreement. The parties hereto agree that the actual amounts of such damages are impossible of calculation and that the liquidated damages provided for herein is a reasonable measure of such damages.

        (d) Consultant shall not be required to mitigate the amount of any payment provided for in this Paragraph 9 by seeking and accepting employment or otherwise. Termination of this Agreement shall not affect the Company's obligation under the indemnity provisions set forth in Paragraph 10. Upon termination pursuant to Paragraph 9(a), all stock previously granted to Consultant under Paragraphs 4(d) and 4(e) and any other incentive compensation program or plan in which Consultant has been granted awards or in which Consultant participates, shall immediately vest.

        (e) If the aggregate of the Termination Payment and other benefits to Consultant or Consultant's spouse pursuant to this Paragraph 9 (the "Aggregate Amount") or payment pursuant to Paragraph 9(c) ("Liquidated Damages") would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended or supplemented (the "Code")), the Termination Payment or Liquidated Damages, as the case may be, shall be reduced to the largest amount as will result in no portion of the Aggregate Amount or Liquidated Damages being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the Termination Payment or Liquidated Damages pursuant to this Paragraph shall be made by Consultant or Consultant's spouse and the Company in good faith, and in the event of disagreement, such determination shall be made by means of arbitration to be conducted at the Company's expense. Any such arbitration shall be conducted in Natchez or Jackson, Mississippi, by one arbitrator, who shall be a member of a nationally recognized accounting firm that is

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                not then engaged by the Company or any of its major
                stockholders, and who shall be jointly designated by the parties; provided, that if the parties cannot agree on the selection of an arbitrator, the Company's then current independent auditors shall select such arbitrator. The findings of the arbitrator shall be conclusive and binding on the parties. Notwithstanding the above, Consultant or Consultant's spouse may elect to receive, in lieu of the reduced amount described above, the full amount of the Termination Payment, together with the other benefits that Consultant or Consultant's spouse has the right to receive from the Company, or the full amount of Liquidated Damages, as the case may be, provided the Company is so notified in writing within 15 days of the date of termination.

        (f) The Company may terminate this Agreement "for cause". As used herein, "for cause" shall mean the willful misconduct or intentional and continual neglect of duties which has materially and adversely affected the Company; provided, however, that Consultant shall have first received written notice from the Board advising of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Consultant shall have had a reasonable opportunity to correct the same.

        10.    COUNSEL FEES AND INDEMNIFICATION.

        (a) In the event the Consultant is required to employ legal counsel to enforce the performance of this Agreement or recover damages because of any breach of this Agreement, the Consultant shall be entitled to recover from the Company reasonable attorneys' fees and the reimbursement of all necessary expenses and court costs up to a maximum of $300,000.

        (b) The Company shall indemnify and hold Consultant harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees and costs incurred by Consultant in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Consultant is made or is threatened to be made a party by reason of the fact that Consultant is or was acting in furtherance of his duties hereunder and in the best interests of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company or any of its subsidiaries or affiliates, to procure a judgment in its favor.

                        The undertakings of subparagraph (a) above, are
                independent of, and shall not be limited or prejudiced by the undertakings of this subparagraph (b).

        11.  MISCELLANEOUS

        (a) Notice may be sent by facsimile, overnight mail or first class mail. Notice sent by

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                facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission, if the day on which such facsimile is received is not a business day or is after five p.m. on a business day, then such facsimile shall be deemed to have been received on the next following business day. Notice by overnight mail or courier shall be deemed to have been received on the next business day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered three business days after mailing. For purposes hereof, "business day" shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

                All invoices and other documents required by this Agreement shall be sent to the Company at the following address:

                            Callon Petroleum Company
                             200 North Canal Street
                           Natchez, Mississippi 39120

                All invoices and other documents required by this Agreement shall be sent to Consultant at the following address:

                                 John S. Callon
                             200 North Canal Street
                           Natchez, Mississippi 39120

        (b) This Agreement is not assignable or transferable by either party, in whole or in part, except with the prior written consent of the other party. Consultant shall not subcontract any work under this Agreement to any subcontractor except with the Company's prior written consent.

        (c) Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

        (d) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

        (e) This Agreement represents the entire agreement and understanding between the Company and Consultant relative to the subject matter hereof, and there are no understandings, agreements, conditions or representations, oral or written, express or implied, with reference to the subject matter hereof that are not merged or superseded hereby. No amendment, modification or release from any provision hereof shall be of any force or affect unless it specifically refers to this Agreement, is in writing and is signed by the party claimed to be bound thereby.

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        (f)     The Company shall pay all reasonable costs of legal counsel retained by Consultant to represent Consultant for purposes of Consultant's decision to enter into this Agreement and negotiation of the terms hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

                                    CALLON PETROLEUM COMPANY ("COMPANY")

                                    BY:_________________________________

                                    DATE:

                                    JOHN S. CALLON ("CONSULTANT")

                                    ---------------------------------

                                    DATE:

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                                    Exhibit A

                      RESTRICTED STOCK AGREEMENT UNDER THE
                            CALLON PETROLEUM COMPANY
                            1994 STOCK INCENTIVE PLAN

        THIS AGREEMENT is entered into this th day of , 1996, between Callon Petroleum Company, a Delaware corporation (the "Company") and John S. Callon ("Grantee"), pursuant to the provisions of the Callon Petroleum Company 1994 Stock Incentive Plan (the "Plan") as adopted by the Board of Directors of the Company and approved by the sole stockholder of the Company on July 14, 1994. The Board of Directors of the Company has determined that Grantee is eligible to participate as a Grantee under the Plan, and, to carry out its purposes, has this day authorized the issue, pursuant to the Plan, of the shares of common stock of the Company, par value $0.01 per share ("Common Stock"), set forth below to Grantee.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

        1. GRANT. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee 25,000 shares of Common Stock ("Shares") under the Plan, which Shares shall consist of authorized but unissued shares or issued shares reacquired by the Company.

        2. VESTING. The Shares shall vest pursuant to the vesting schedule set forth below or as otherwise described in that certain Consulting Agreement dated , between the Company and Grantee and to which a copy of this Agreement is attached as Exhibit A.

               VESTING DATE                    VESTED PERCENTAGE
               ------------                    -----------------
                         , 1997                       20%
                         , 1998                       20%
                         , 1999                       20%
                         , 2000                       20%
                         , 2001                       20%

        3. GRANTEE'S AGREEMENT. Grantee expressly and specifically agrees that:

        (a) With respect to the calendar year in which any portion of the Shares vest, the Grantee shall include in his gross income for federal income tax purposes the amount the fair market value (as determined in Section 6.7 of the Plan) of the Shares issuable on the date of vesting;

        (b) The grant of the Shares is special incentive compensation which shall not be taken into account as "wages" or "salary" in determining the amount of payment or benefit

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               to the Grantee under any pension, thrift, stock or deferred compensation plan of the Company; and

        (c) On behalf of the Grantee's beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan of the Company.

        4. OTHER TERMS, CONDITIONS AND PROVISIONS. As previously provided, the Shares herein granted by the Company to Grantee are issued subject to all of the terms, conditions and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and the parties agree that the entire text of such Plan be, and it is, hereby incorporated herein by reference as fully as if copied herein in full. Reference to such Plan is therefore made for a full description of the rights of Grantee, adjustments to be made in the event of changes in the capital structure of the Company, and all of the other provisions, terms and conditions of the Plan applicable to the Shares granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan shall be controlling.

        5. NON-TRANSFERABILITY. Unvested Shares granted hereunder are not transferable or assignable by Grantee except by will or the laws of descent and distribution.

        IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.


ATTEST:                                     CALLON PETROLEUM COMPANY

---------------------------                 --------------------------------
H. Michael Tatum, Secretary                 Fred L. Callon, President

                                            GRANTEE

                                            --------------------------------
                                            John S. Callon

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